EXHIBIT 99.1
                                                                    ------------



                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, as well as the other information contained or incorporated by reference in this prospectus before buying shares of our common stock. Each of the risks described herein or therein could adversely and materially affect our business, financial conditions and operating results. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

RISKS RELATED TO OUR STANDBY EQUITY DISTRIBUTION AGREEMENT (SEDA)

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE SEDA.

      The sale of shares pursuant to the standby equity distribution agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the SEDA. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the standby equity distribution agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE SEDA WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the standby equity distribution agreement will be issued at 97% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor. These discounted sales could cause the price of our common stock to decline.

THE SALE OF OUR STOCK UNDER THE SEDA COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE.

      The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the standby equity distribution agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE SEDA WHEN NEEDED.

      Our ability to raise funds under the SEDA is limited by a number of factors, including the fact that the amount of each advance is subject to a maximum advance amount of $200,000, we may not submit any request for an advance within five trading days of a prior request, we may have concerns about the impact of an advance on the stock price, and we may not be able to use the facility because we are in possession of material nonpublic information.

WE MAY BE LIMITED IN THE AMOUNT WE CAN RAISE UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT BECAUSE OF CONCERNS ABOUT SELLING MORE SHARES INTO THE MARKET THAN THE MARKET CAN ABSORB WITHOUT A SIGNIFICANT PRICE ADJUSTMENT.

      We will want to avoid placing more shares into the market than the market's ability to absorb without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the SEDA. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

WE WILL NOT BE ABLE TO USE THE SEDA WHEN WE ARE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.

      Whenever we are issuing shares to YA Global Investments, L.P., we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in a registration statement or refrain from using the SEDA.

WE WILL NOT BE ABLE TO USE THE SEDA IF THE SHARES TO BE ISSUED IN CONNECTION WITH AN ADVANCE WOULD RESULT IN YA GLOBAL INVESTMENTS, L.P. OWNING MORE THAN 9.9% OF OUR OUTSTANDING COMMON STOCK.

      Under the terms of the SEDA, we may not request advances if the shares to be issued in connection with such advances would result in YA Global Investments, L.P. and its affiliates owning more than 9.9% of our outstanding common stock. As of November 13, 2007, YA Global Investment's beneficial ownership of our common stock was 7.9%. We will be permitted to make limited draws on the standby equity distribution agreement so long as YA Global Investment's beneficial ownership of our common stock (taking into account such 9.9% ownership limitation) remains lower than 9.9%. A possibility exists that YA Global Investments and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the standby equity distribution agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the standby equity distribution agreement.

YA GLOBAL INVESTMENTS, L.P. MAY SELL SHARES OF OUR COMMON STOCK AFTER WE DELIVER AN ADVANCE NOTICE DURING THE PRICING PERIOD, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

      YA Global Investments, L.P., is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to YA Global Investments, which is prior to the date the shares are delivered to YA Global Investments. YA Global Investments may sell such shares any time after we deliver an advance notice. Accordingly, YA Global Investments may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of common stock to YA Global Investments in respect of the advance.

THE STANDBY EQUITY DISTRIBUTION AGREEMENT WILL RESTRICT OUR ABILITY TO ENGAGE IN ALTERNATIVE FINANCINGS.

      Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.

THE PRICING IS RELATIVELY EXPENSIVE IF ONLY A SMALL PART OF THE FACILITY IS EVER USED.

      We have not decided how much of the commitment amount under the standby equity distribution agreement we will use. The pricing ($25,000 structuring fee, $5,000 due diligence fee, $450,000 commitment fee, 3% discount plus $500 to the investor on each advance) is relatively expensive if only a small part of the facility is ever used.

PRIVATE EQUITY LINES ARE RELATIVELY NEW CONCEPTS AND IT IS NOT CLEAR HOW THE COURTS AND THE SEC WILL TREAT THEM.

      Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC's Division of Corporation Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related "resale" registration statement. It should be noted however, that the staff's position, although significant, is not a definitive interpretation of the law and is not binding on courts. Accordingly, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.


































                                       3